Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-162195 Dated July 30, 2012

[GRAPHIC OMITTED]

The PowerShares DB 3x Japanese Govt Bond Futures Exchange Traded Notes (Symbol:
JGBT), PowerShares DB Japanese Govt Bond Futures Exchange Traded Notes (Symbol:
JGBL) (collectively, the "PowerShares DB JGB Futures ETNs") and the PowerShares
DB Inverse Japanese Govt Bond Futures Exchange Traded Notes (Symbol: JGBS) and
PowerShares DB 3x Inverse Japanese Govt Bond Futures Exchange Traded Notes
(Symbol: JGBD) (collectively, the "PowerShares DB Inverse JGB Futures ETNs", together with the PowerShares DB JGB Futures ETNs, the "ETNs") are the first exchange-traded products to provide investors with leveraged or unleveraged exposure to the U.S. dollar value of the returns of a long Japanese sovereign bond futures index or a short Japanese sovereign bond futures index, repectively.

The ETNs are senior unsecured obligations issued by Deutsche Bank AG, London
Branch.

The PowerShares DB JGB Futures ETNs are based on the DB USD JGB Futures Index
(the "Long JGB Futures Index"), which is intended to measure the performance of a notional long position in 10-year JGB Futures. The PowerShares DB Inverse JGB
Futures ETNs are based on the DB USD Inverse JGB Futures Index (the "Short JGB
Futures Index"), which is intended to measure the performance of a notional short position in 10-year JGB Futures. The underlying assets of 10-year JGB
Futures are Japanese-government issued debt securities ("JGBs") with a remaining term to maturity of not less than 7 years and not more than 11 years as of their issue date and the futures contract delivery date. The returns of each ETN are obtained by combining the monthly returns or three times the monthly returns from the relevant JGB futures index with the returns of the DB 3-Month T-Bill
Index (the "TBill Index"), less investor fees. Investors can buy and sell the
ETNs on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees. The issuer has the right to redeem the ETNs at the repurchase value at any time.

Investors may redeem the ETNs in blocks of no less than 50,000 securities and multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement. Redemptions may include a fee of up to $0.03 per security.

[GRAPHIC OMITTED]

Financial Details
                           JGBL         JGBT        JGBS         JGBD
                           7/27/2012    7/27/2012   7/27/2012    7/27/2012
Last Update
                           12:00 AM EST 1:16 PM EST 11:30 AM EST 11:59 AM EST
Price                      20.80        22.56       19.58        18.79
Indicative Intra-day Value 20.80        22.62       19.54        18.70

Last End of Day RP Value       20.8178   22.6741   19.5268   18.6561
Last Date for End of Day Value 7/26/2012 7/26/2012 7/26/2012 7/26/2012

ETN History as of 6/30/2012(1) (Growth of $10,000 since March 22, 2011)
[GRAPHIC OMITTED]

ETN and Index Data
Ticker Symbols
3x JGB Futures                 JGBT
JGB Futures                    JGBL
Inverse JGB Futures            JGBS
3x Inverse JGB Futures         JGBD
Intraday Indicative Value Symbols
3x JGB Futures               JGBTIV
JGB Futures                  JGBLIV
Inverse JGB Futures          JGBSIV
3x Inverse JGB Futures       JGBDIV
CUSIP Symbols
3x JGB Futures            25154W209
JGB Futures               25154W308
Inverse JGB Futures       25154P170
3x Inverse JGB Futures    25154P188
Details
ETN price at inception       $20.00
Inception date            3/22/2011
Inception date (Inverse) 11/08/2011
Maturity date             3/31/2021
Maturity date (Inverse)  11/30/2021
Yearlyinvestorfee(JGBT)       0.95%
Yearlyinvestorfee(JGBL)       0.50%
Yearlyinvestorfee(JGBS)       0.50%
Yearlyinvestorfee(JGBD)       0.95%
Leverage Reset Frequency    Monthly
Listing exchange          NYSE Arca
DB USD JGB Futures
                           DBBNJGBL
Index
DB USD Inverse JGB
                           DBBNJGBS
Futures Index

Issuer
Deutsche Bank AG, London Branch Senior Unsecured Obligations

Risks

o Non-principal protected
o Leveraged losses

Long ETN Performance and Index History(%)(1)
As of 6/30/2012 1 Year 3 Year 5 Year 10 Year Inception
ETN Performance
Japanese
              2.37     -   -     -   2.58
Government Bond
3x Japanese
              7.72     -   -     -   8.42
Government Bond
Index History
Long JGB Futures
              2.84     -   -     -   3.07
Index
Comparative Indexes(2)
SandP 500 Index 5.45   -   -     -   6.15
Barclays Capital U.S.
              7.47     -   -     -   7.50
Aggregate

Short ETN Performance and Index History(%)(1)
As of 6/30/2012       1 Year 3 Year 5 Year 10 Year Inception
ETN Performance
Inverse JGB Futures        -       -   -    -       -1.85
3x Inverse JGB
                           -       -   -    -       -5.24
Futures
Index History
Short JGB Futures
                      -2.95        -   -    -       -1.57
Index
Comparative Indexes(2)
SandP 500 Index        5.45        -   -    -       12.41
Barclays Capital U.S.
                       7.47        -   -    -       2.96
Aggregate

Index Weights
As of 7/27/2012
                          Contract Expiry
Contract                                    Weight (%)
                                      Date
JPN 10Y BOND
                                9/10/2012        100.00
FUTURE
Source: Invesco PowerShares, Bloomberg L.P.
(1) ETN performance figures are based on repurchase value.

o Subject to an investor fee
o Limitations on repurchase
o Concentrated exposure
o Credit risk of the issuer
o Issuer call right

Benefits

o Leveraged or unleveraged long or short notes
o Relatively low cost
o Intraday access Listed

Repurchase value is the current principal amount x applicable index factor x fee factor. See the prospectus for more complete information. ETN performance is based on a combination of three times the monthly returns, for the 3x JGB
Futures ETNs, or the monthly returns, for the JGB Futures ETNs, from the Long
JGB Futures Index plus the monthly returns from the T-Bill Index and three times the monthly returns, for the 3x Inverse JGB Futures ETNs, or the monthly returns, for the Inverse JGB Futures ETNs, from the Short JGB Futures Index plus the monthly returns from the T-Bill Index, resetting monthly as per the formula applied to the ETNs, less the investor fee. The T-Bill Index is intended to approximate the returns from investing in 3-month United States Treasury bills on a rolling basis.

Short JGB Futures Index history is for illustrative purposes only and does not represent actual performance of PowerShares DB Inverse JGB Futures ETNs. The inception date of the Long JGB Futures Index and the Short JGB Futures Index is
September 20, 2010. Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index.
PAST PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS.

(2) The SandP 500([R]) Index is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Barclays Capital U.S. Aggregate Index is an unmanaged index considered representative of the U.S. investment-grade, fixed-rate bond market.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
powersharesetns.com | dbfunds.db.com/notes or EDGAR on the SEC website at
www.sec.gov. Alternatively, you may request a prospectus by calling 800 983 0903
| 877 369 4617, or you may request a copy from any dealer participating in this offering.

Important Risk Considerations

Each security offers investors exposure to the month-over-month performance of its respective index measured from the first calendar day to the last calendar day of each month and the amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the respective index during the term of the ETNs. The leveraged ETNs may not be suitable for investors seeking an investment with a term greater than the time remaining to the next monthly reset date and should be used only by knowledgeable investors who understand the potential adverse consequences of seeking longer-term leveraged investment results by means of securities that reset their exposure monthly, resulting in the compounding of monthly returns. Investing in the ETNs is not equivalent to a direct investment in the applicable index or index components. The principal amount is also subject to the monthly application of the investor fee, which can adversely affect returns. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment. Significant adverse monthly performances of your ETNs may not be offset by any beneficial monthly performances.

The ETNs are senior unsecured obligations of Deutsche Bank AG, London Branch, and the amount due on the ETNs is dependent on Deutsche Bank AG, London Branch's ability to pay. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the ETNs include limited portfolio diversification, uncertain principal repayment, uncertain tax treatment, trade price fluctuations, illiquidity and leveraged losses. The investor fee will reduce the amount of your return at maturity or upon redemption of your ETNs even if the value of the relevant index has increased.
If at any time the repurchase value of the ETNs is zero, the relevant ETNs will be accelerated and you will lose your entire investment in such ETNs. As described in the pricing supplement, Deutsche Bank may redeem the ETNs for an amount in cash equal to the repurchase value.

The ETNs may be sold throughout the day on NYSE Arca through any brokerage account. There are restrictions on the minimum number of ETNs that you may redeem directly with Deutsche Bank AG, London Branch, as specified in the applicable pricing supplement. Ordinary brokerage commissions apply. Sales in the secondary market may result in losses.

The ETNs provide concentrated exposure to 10-year JGB futures contracts. The market value of the ETNs may be influenced by many unpredictable factors, including, among other things, changes in supply and demand relationships, changes in interest rates, changes in currency exchange rates, and monetary and other governmental actions, each in the U.S. or Japan.

The 3x JGB Futures ETN and the 3x Inverse JGB Futures ETN are leveraged investments. As such, they are likely to be more volatile than unleveraged investments. There is also a greater risk of loss of principal associated with leveraged investments than with unleveraged investments.

PowerShares([R]) is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

Certain marketing services may be provided for these products by Invesco
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management LLC.
Invesco Distributors, Inc. will be compensated by Deutsche Bank or its affiliates for providing these marketing services. Neither Invesco Distributors,
Inc. or Invesco PowerShares Capital Management LLC are affiliated with Deutsche
Bank.

An investor should consider the ETNs' investment objectives, risks, charges and expenses carefully before investing.

An investment in the ETNs involves risks, including the loss of some or all of the principal amount. For a description of the main risks, see "Risk Factors" in the applicable pricing supplement and the accompanying prospectus supplement and prospectus.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value

This material must be accompanied or preceded by a prospectus. Before investing, please read the prospectus carefully.